Exhibit 10.45
Amendment to Lease Agreement
     This Amendment to Lease Agreement (“AGREEMENT”) made and entered into this 27th day of January 2009, by and between RED GATE III LLC (“LANDLORD”) and ENTREMED, INC. (“TENANT”).
WITNESSETH:
     Whereas, the LANDLORD and TENANT entered into a certain lease (“LEASE”) dated June 10, 1998, covering 46,267 square feet of space (“PREMISES”) located in 9640 Medical Center Drive, Rockville, Maryland (“BUILDING”).
     Now, therefore, the parties hereto, intending to be legally bound, do covenant and agree as follows:
     1. The TENANT desires and the LANDLORD agrees to remove 37,713 square feet of space from LEASE, thus decreasing the total square footage to 8,554 square feet (core factor included).
     2. (a) The TENANT shall occupy the first floor of Building only and shall have use of the loading dock and reception area.
     (b) The TENANT shall have access to use a designated laboratory bench and hood located in Rooms 302 and 303 and the -70 degree refrigerators located on the third floor, access to the basement including a designated portion of the vivarium and the file room. The TENANT agrees that such areas for access can be changed if the parties subsequently determine a different location within the building is more advantageous or cost-effective to both parties. The TENANT agrees that its use of these areas will terminate when the Landlord enters into a lease with a primary tenant who desires to exclusively occupy such areas. The TENANT may independently negotiate a shared used arrangement with such primary tenant.
     (c) The TENANT shall continue to have access (i) to the computer server room located on the second floor and (ii) all other areas of the building solely to complete its wind-down and cleanup activities, which TENANT agrees to complete as soon as practicable.
     (d) The TENANT shall pay utilities in areas referenced in Paragraph 2 Section a, b, and c. TENANT shall be responsible to shut off utilities in all unused areas.
     3. The TENANT desires and LANDLORD agrees to extend LEASE for a period of twelve (12) months commencing March 1, 2009 and terminating February 28, 2010.
     4. The annual Minimum Rent for the Premises shall be in the amount of One Hundred Ninety Five Thousand Four Hundred Fifty Eight and 90/100 Dollars ($195,458.90). Payable without deduction or set off in equal monthly installments of Sixteen Thousand Two Hundred Eighty Eight and 24/100 Dollars ($16,288.24).
     5. As per Section 4 of Lease Agreement, The Minimum Rent shall be increased at the end of each lease year during the term by three percent (3%) of the rent then being paid.
     6. The TENANT’S pro rata share of the real estate taxes shall be 18.5%
     Ratification of LEASE: Except as expressly modified or amended by this AGREEMENT, all terms, covenants and conditions of the LEASE shall remain the same.
     In witness whereof, LANDLORD and TENANT have caused this AGREEMENT to be executed as of this 27th day of January 2009, and do hereby declare this AGREEMENT to be binding on them, their respective successors and assigns.

WITNESS:	LANDLORD:
RED GATE III LLC

By: William M. Rickman

WITNESS:	TENANT:
ENTREMED, INC.

By: Cynthia W. Hu, COO